UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2009
_______________________

Sysco Corporation
(Exact name of registrant as specified in its charter)
_________________________

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A
(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 14, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Sysco Corporation (“Sysco” or the “Company”) approved fiscal 2010 bonus awards (the “2010 Awards”) for certain officers of the Company.  These 2010 Awards relate to the fiscal year beginning June 28, 2009 and ending July 3, 2010.  Awards for the 2009 fiscal year ending June 27, 2009 were previously made in May of 2008.

The 2010 Awards were made under the Company’s First Amended and Restated 2005 Management Incentive Plan (the “Plan”).  Among the officers receiving the 2010 Awards were William J. DeLaney, the Company’s Chief Executive Officer and Chief Financial Officer, Kenneth F. Spitler, the Company’s Vice Chairman, President and Chief Operating Officer and Larry G. Pulliam, the Company’s Executive Vice President, Global Sourcing and Supply Chain.  A more detailed description of the 2010 Awards is set forth below under “Approval of Fiscal 2010 Bonus Awards under the First Amended and Restated 2005 Management Incentive Plan”.  The last paragraph of such description relates to new clawback provisions contained in the 2010 Awards, which provisions were not included in similar awards for prior fiscal years.

For fiscal 2009, the Company entered into Supplemental Bonus Agreements with Richard J. Schnieders, who was at that time the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Spitler, that provided that the fiscal 2009 bonus under the Plan could be increased or decreased by up to 25%, depending upon whether the Committee concluded that the executives’ performance “exceeded expectations” or was “below expectations”.  However, the Company is not planning to enter into Supplemental Bonus Agreements for fiscal 2010 with any of its executive officers.

Approval of Fiscal 2010 Bonus Awards under the First Amended and Restated 2005 Management Incentive Plan

Messrs. DeLaney, Spitler and Pulliam each received the same 2010 Award, which provides for a potential bonus based on two components of Company performance—increase in fully diluted earnings per share in fiscal 2010 as compared to fiscal 2009, and three-year average return on capital for the fiscal years 2008, 2009 and 2010. Return on capital for any given fiscal year is computed by dividing the Company’s net after-tax earnings for the year by the Company’s total capital for that year. Total capital for any given fiscal year is computed as the sum of stockholders’ equity (computed as the sum of stockholders’ equity at the beginning and end of the year and at the end of each of the first three quarters, divided by five) and long-term debt (computed as the sum of long-term debt at the beginning and end of the year and at the end of each of the first three quarters, divided by five).

Messrs. DeLaney, Spitler and Pulliam will only earn a bonus under the 2010 Awards if the increase in fully diluted earnings per share is at least 4% and the three-year average return on capital is at least 10%. This minimum level of performance would earn each officer a bonus equal to 20% of his base salary. The maximum bonus under the 2010 Awards is earned if the increase in fully diluted earnings per share is 20% or more and the three-year average return on capital is 25% or more. This maximum level of performance would earn each officer a bonus equal to 330% of his base salary. Varying levels of performance in between these minimum and maximum levels will earn varying levels of bonus between 20% and 330% of base salary. The target bonus level is 200% of base salary, which is earned at varying levels of performance, including at 13% increase in fully diluted earnings per share and 17% three-year average return on capital.

If there is any material change in generally accepted accounting principles (“GAAP”) during fiscal 2010 that results in a material change in accounting for Sysco’s revenues or expenses, the bonus calculations shall be made as if such change had not occurred.  If the change in GAAP occurs with respect to a year prior to fiscal 2010, the increase in earnings per share shall be made after taking into account such a change in GAAP that occurs with respect to fiscal 2009 and the three-year average return on capital shall be made as if the change in GAAP had been in effect for the entire calculation period, if the change occurs with respect to fiscal 2009 or 2008.

If the Internal Revenue Code is amended during fiscal 2010 and, as a result of such amendment, the effective tax rate applicable to Sysco’s earnings changes during that year, the bonus calculations shall be made as if the rate change had not occurred.  If the change in the effective tax rate occurs with respect to a year prior to fiscal 2010, the increase in earnings per share shall be made after taking into account the rate change that occurs with respect to fiscal 2009 and the three-year average return on capital shall be made as if the new rate had been in effect for the entire calculation period, if the change occurs with respect to fiscal 2009 or 2008.

The agreements provide the Committee with discretion to reduce any portion of the bonus related to extraordinary income arising from the sale or exchange of an operating division or subsidiary. The Committee must approve the payment of any bonus under the 2010 Awards within 90 days following the end of fiscal 2010. All bonuses under the 2010 Awards are subject to the provisions of the Plan.

The 2010 Awards are subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the 2010 Awards may be recovered by Sysco if there is a restatement of the Company’s financial results (other than a restatement due to a change in accounting policy) within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results.  The Committee has the sole discretion to determine the form and timing of the repayment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: May 20, 2009	By:	/s/ Michael C. Nichols
Michael C. Nichols
Senior Vice President, General Counsel and Corporate Secretary